SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
  [ ] Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   AT&T Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [ ] $125 per Exchange Act Rules 0-11(c)(I)(ii), 14-a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.

  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

  (5) Total fee paid:

-------------------------------------------------------------------------------

  [ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
-------------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

  (3) Filing Party:

-------------------------------------------------------------------------------

  (4) Date Filed:

-------------------------------------------------------------------------------

[AT&T Logo]



--------------------------------------------------------------------------------
1998
Notice of
Annual Meeting
and
Proxy Statement
--------------------------------------------------------------------------------

Wednesday, May 20, 1998
at 9:30 a.m. local time
Meadowlands Exposition Center
355 Plaza Drive
Secaucus, New Jersey

                               NOTICE OF MEETING


     The 113th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the Meadowlands Exposition Center, 355 Plaza Drive, Secaucus, New Jersey, on Wednesday, May 20, 1998, at 9:30 a.m. local time, for the following purposes:


     [bullet] To elect Directors for the ensuing year (page 7);


     [bullet] To ratify the appointment of auditors to examine the Company's accounts for the year 1998 (page 13);


     [bullet] To approve an increase in the number of authorized common shares (page 14);


     [bullet] To act upon such other matters, including shareholder proposals (page 16), as may properly come before the meeting.


     Holders of common shares of record at the close of business on March 26, 1998, will be entitled to vote with respect to this solicitation.



               Marilyn J. Wasser
               Vice President - Law and Secretary




March 26, 1998

[AT&T Logo]



                                                       32 Avenue of the Americas
                                                       New York, NY 10013-2412


C. Michael Armstrong
Chairman of the Board


                                                                  March 26, 1998


Dear Shareholder:

     It is a pleasure to invite you to our Company's 1998 Annual Meeting of Shareholders in Secaucus, New Jersey, on Wednesday, May 20, beginning at 9:30 a.m. local time, at the Meadowlands Exposition Center. This will be AT&T's 113th Annual Meeting of Shareholders, and I am pleased and excited to be a part of it. If you plan to join us at the meeting, an admission ticket will be required and is attached to the proxy card. For your convenience, a map of the area and directions to the Center are printed on the back of the proxy card.

     Whether you own a few or many shares of stock and whether or not you plan to attend, it is important that your shares be voted on matters that come before the meeting. This year, registered shareholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient new services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.

     I look forward to seeing you on May 20.

                        Sincerely,


                        /s/ Mike Armstrong
                            --------------

AT&T Corp.
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412





                                 PROXY STATEMENT


     This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning March 26, 1998 to holders of common shares in connection with the solicitation of proxies by the Board of Directors for the 1998 Annual Meeting of Shareholders in Secaucus, New Jersey. Proxies are solicited to give all shareholders of record at the close of business on March 26, 1998 an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

     This year, registered shareholders can simplify their voting and save the Company expense by calling 1-800-273-1174 or voting via the Internet at http://att.proxyvoting.com. Telephone and Internet voting information is provided on the proxy card. A Control Number, located above the shareholder's name and address on the lower left of the proxy card, is designed to verify shareholders' identity and allow them to vote their shares and confirm that their voting instructions have been properly recorded.

     If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive. The availability of telephone and Internet voting will depend on their voting processes.

     If you do not choose to vote by telephone or Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum. If you do vote by telephone or Internet, it is not necessary to return your proxy card.

     If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-voted proxy by telephone or Internet or mail, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company.

     Your vote is important. Accordingly, you are urged to vote by telephone, Internet, or by signing and returning the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

     As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.


Voting Shares Held in Dividend Reinvestment and Savings Plans

     If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP") or the AT&T Employee Stock Purchase Plan ("ESPP"), the proxy card will represent the number of full shares in the DRISPP and the ESPP accounts on the record date, as well as shares registered in the participant's name. If an employee shareholder is a participant in the AT&T Employee Stock Ownership Plan, AT&T Long Term Savings

Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, or AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If proxy cards representing shares in the above-named plans are not returned, those shares will not be voted except for shares in the employer shares fund in the AT&T Long Term Savings and Security Plan which will be voted by the trustee of the Plan.


Annual Meeting Admission

     If you are a registered shareholder and plan to attend the meeting in person, please detach and retain the admission ticket and map which are attached to your proxy card. If you choose to vote by mail and will attend the meeting, please be sure to mark the "Annual Meeting" box when you return the proxy card. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1216L2, Basking Ridge, New Jersey 07920-1002. Admittance to the annual meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

     The Meadowlands Exposition Center is fully accessible to disabled persons, and sign interpretation and wireless headsets will be available for our hearing-impaired shareholders.

     Highlights of the meeting will be included in a midyear report to shareholders. Information on obtaining a full transcript of the meeting will also be included in the midyear report.

     Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials.

Shareholders with multiple accounts may be receiving more than one annual report which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders who vote by mail may authorize AT&T to discontinue mailing extra annual reports for selected accounts by marking the "Annual Report" box on the proxy card. If you vote by telephone or Internet, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareowner services number, 1-800-348-8288.

     Comments from shareholders about the proxy material or about other aspects of the business are welcome. Space is provided on the back of the proxy card and on an Internet screen for this purpose. Although such comments will not be answered on an individual basis, they are analyzed and used to determine what additional information should be furnished in various Company publications.

     On January 1, 1998, there were 1,624,213,505 shares of AT&T Common Stock outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.


Electronic Delivery of Proxy Materials and Annual Report

     This year, for the first time, AT&T's Notice of Annual Meeting and Proxy Statement and the annual report are available on the AT&T Investor Relations Home Page on the Internet at http://www.att.com/ir. Beginning in 1999, AT&T's registered shareholders can receive their proxy statement, annual report, and proxy card via the Internet instead of by mail. If you vote this year's proxy via the Internet, you will be asked to complete an Electronic Proxy Consent form that enrolls you in this new paperless process.


BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them each month, and through discussions with the Chairman and other officers.

     The Board held 17 meetings in 1997 and the committees held 25 meetings. The average attendance in the aggregate of the total number of meetings of the Board and the total number of committee meetings was 97%.


COMMITTEES OF THE BOARD

     The Board has established a number of committees, including the Audit Committee, the Compensation and Employee Benefits Committee, and the Directors and Public Policy Committee, each of which is briefly described below. Other committees of the Board are: the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

     The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors concerning these matters. The committee recommends to the Board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of five non-employee Directors, met five times in 1997.

     The Compensation and Employee Benefits Committee administers management incentive compensation plans, including stock option plans, and it keeps informed and advises the Board as to employee benefit plans. The committee establishes the compensation structure for senior managers of the Company and makes recommendations to the Board with respect to compensation of the officers as listed on page 32. The committee, which consists of five non-employee Directors, met nine times in 1997.

     The Directors and Public Policy Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices, including the compensation of Directors and the selection of candidates as nominees for election as Directors, and it provides guidance with respect to matters of public policy. The committee, which consists of four non-employee Directors and one employee Director, met four times in 1997. The committee recommended this year's Director candidates at the January 1998 Board Meeting.

     In recommending Board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their respective fields. It considers such factors as anticipated participation in Board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.


COMPENSATION OF DIRECTORS

     In 1997, Directors who were not employees received an annual cash retainer of $45,000. Directors who were not employees were also entitled in 1997 to stock units in the amount of $45,000, which were deferred automatically and credited to a portion of a deferred compensation account, pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. The chairpersons of the Audit Committee, Compensation and Employee Benefits Committee, and Finance Committee each received an additional annual retainer of $7,500. The chairperson of the Directors and Public Policy Committee received an additional annual retainer of $5,000. No fees are paid for attendance at regularly scheduled Board and Committee meetings. Directors received a fee of $1,500 for each special Board or committee meeting attended.

     Directors may elect to defer the receipt of all or part of their cash retainer and other compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the cash portion). The AT&T shares portion (the value of which is measured from time to time by the value of Company common shares) is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury Notes for the previous quarter plus 5%.

     Effective December 31, 1996, the Company terminated its Pension Plan for Non-Employee Directors for current and future Directors. For then active Directors, the Company has purchased a deferred annuity to pay the equivalent of the annual pension benefit that would have been payable at their retirement under the terminated plan. Such benefit is payable either as a lump sum or over a 5 or 10-year period. The Company also provides non-employee Directors with travel accident insurance when on Company business. A non-employee Director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the Director; however, all the Company contributions will be returned to the Company at the earlier of (a) the Director's death or (b) the later of age 70 or 15 years from the policy's inception. This benefit will continue after the non-employee Director's retirement from the Board.

     Effective December 1997, the Board adopted share ownership targets equal to five times the total value of the annual cash retainer and annual stock unit amounts. Directors generally will have five years to attain the ownership goal.

     Directors who are also employees of the Company receive no compensation for serving as Directors.


ELECTION OF DIRECTORS (Item 1 on Proxy Card)

     The Proxy Committee intends to vote for the election of the eleven nominees listed on the following pages unless otherwise instructed by the shareholders on the proxy card or by telephone or Internet voting. These nominees have been selected by the Board on the recommendation of the Directors and Public Policy Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or Internet, follow the system instructions. Directors will be elected by a plurality of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

     If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Directors and Public Policy Committee or, if none, the size of the Board will be reduced. The Directors and Public Policy Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

     Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1998.


NOMINEES FOR ELECTION AS DIRECTORS

[Picture of C. Michael Armstrong]

C. Michael Armstrong, Chairman and Chief Executive Officer of AT&T since November 1997. Chairman and Chief Executive Officer of Hughes Electronics (1992-1997). Chairman of the President's Export Council. Member of the Council on Foreign Relations, the National Security Telecommunications Advisory Committee, and the Defense Policy Advisory Committee on Trade. Director of Travelers Corporation and member of the supervisory board of the Thyssen-Bornemisza Group. Director of AT&T since 1997; Chairman of the Executive Committee and the Proxy Committee. Age 59.


[Picture of Kenneth T. Derr]

Kenneth T. Derr, Chairman and Chief Executive Officer of Chevron Corporation (international oil company) since 1989. Director of Chevron Corporation; Citicorp; and Potlatch Corporation. Director of AT&T since 1995; member of the Audit Committee and the Compensation and Employee Benefits Committee. Age 61.

[Picture of M. Kathryn Eickhoff]

M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of Fleet Bank, NA; Pharmacia & Upjohn, Inc.; and Tenneco Inc. Director of AT&T since 1987; member of the Audit Committee and the Finance Committee. Age 58.


[Picture of Walter Y. Elisha]

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer (1981-1997) of Springs Industries, Inc. (textile manufacturing). Member of President's Advisory Committee for Trade Policy and Negotiations. Director of Springs Industries, Inc.; Cummins Engine Company, Inc.; and Carolina Power & Light Company. Director of AT&T since 1987; Chairman of the Directors and Public Policy Committee and member of the Finance Committee. Age 65.


[Picture of George M. C. Fisher]

George M. C. Fisher, Chairman and Chief Executive Officer since 1996 and Chairman, President, and Chief Executive Officer (1993-1996) of Eastman Kodak Company (imaging company). Chairman and Chief Executive Officer of Motorola, Inc. (1990-1993). Chairman of the Board of Directors of the University of Illinois Foundation and Vice Chairman of The Business Council. Chairman of the U.S.-China Business Council. Chairman of U.S. Council on Competitiveness (1991-1993). Elected to American Academy of Arts and Sciences and the National Academy of Engineers. Member of President's Advisory Committee for Trade Policy and Negotiations. Director of Eastman Kodak Company and General Motors Corporation. Director of AT&T since 1997; member of the Compensation and Employee Benefits Committee and the Finance Committee. Age 57.

[Picture of Donald V. Fites]

Donald V. Fites, Chairman and Chief Executive Officer since 1990 and President and Chief Operating Officer (1989-1990) of Caterpillar, Inc. (equipment manufacturer). Chairman of The Business Roundtable. Past Chairman of the U.S.-Japan Business Council. Member of the Business Council, the President's Advisory Committee for Trade Policy and Negotiations, the National Foreign Trade Council, and the Equipment Manufacturers' Institute. Director of Mobil Corporation and Georgia-Pacific Corporation. Director of AT&T since 1997; member of the Directors and Public Policy Committee and the Finance Committee. Age 63.


[Picture of Ralph S. Larsen]

Ralph S. Larsen, Chairman and Chief Executive Officer of Johnson & Johnson (pharmaceutical, medical, and consumer products) since 1989. Director of Johnson & Johnson; New York Stock Exchange, Inc.; and Xerox Corporation. Director of AT&T since 1995; Chairman of the Finance Committee and member of the Audit Committee. Age 59.


[Picture of Donald F. McHenry]

Donald F. McHenry, President of IRC Group (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; member of the Audit Committee, the Compensation and Employee Benefits Committee, the Directors and Public Policy Committee, and the Executive Committee. Age 61.

[Picture of Michael I. Sovern]

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). President of Shubert Foundation. Director of Sequa Corp. and Warner-Lambert Company. Director of AT&T since 1984; Chairman of the Audit Committee and member of the Compensation and Employee Benefits Committee, the Executive Committee, and the Proxy Committee. Age 66.


[Picture of Thomas H. Wyman]

Thomas H. Wyman, Senior Advisor of SBC Warburg Inc., Chairman of S.G. Warburg & Co. Inc. (1992-1996), and Vice Chairman of S.G. Warburg Group plc (1993-1995) (investment banking). Chairman of UB Investments US Inc. (1989-1996) (food products). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). William
H. Donaldson Faculty Fellow, Yale School of Management (1987-1989). Director of General Motors Corporation; Hughes Electronics Corp.; and Zeneca Group plc (U.K.). Director of AT&T since 1981; Chairman of the Compensation and Employee Benefits Committee and member of the Directors and Public Policy Committee, the Executive Committee, and the Proxy Committee. Age 68.


[Picture of John D. Zeglis]

John D. Zeglis, President since November 1997, Vice Chairman (June-November
1997), General Counsel and Senior Executive Vice President (1996-1997), Senior Vice President and General Counsel (1986-1996) of AT&T. Director of Helmerich and Payne Corporation and Illinova Corporation. Director of AT&T since 1997; member of the Directors and Public Policy Committee. Age 50.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth information concerning the beneficial ownership of AT&T Common Stock as of January 1, 1998 for (a) each current Director elected to the Board in 1997 and each of the nominees for Director; (b) each of the officers named in the Summary Compensation Table herein ("Named Officers") not listed as a Director; and (c) Directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.


                                                 Number of Shares
                                  ----------------------------------------------
                                     Beneficially        Deferral
              Name                     Owned (1)        Plans (2)        Total
-------------------------------   ------------------   -----------   -----------
              (a)
Robert E. Allen ...............          861,390(3)    128,509         989,899
C. Michael Armstrong ..........          105,330             0         105,330
Kenneth T. Derr ...............            1,000         2,386           3,386
M. Kathryn Eickhoff ...........            3,000         1,903           4,903
Walter Y. Elisha ..............            9,843        17,038          26,881
George M. C. Fisher ...........           10,088         2,027          12,115
Donald V. Fites ...............            3,000           571           3,571
Ralph S. Larsen ...............            1,000         4,681           5,681
Donald F. McHenry .............            3,183         4,818           8,001
Michael I. Sovern .............            1,200         2,865           4,065
Thomas H. Wyman ...............            1,000         6,983           7,983
John D. Zeglis ................          256,663(4)     38,899         295,562
          (b)
Frank Ianna ...................           41,216(5)          0          41,216
Gail J. McGovern ..............           50,404(6)          0          50,404
John C. Petrillo ..............          129,857(7)          0         129,857
John R. Walter ................          328,558(8)          0         328,558
          (c)
Directors and Executive
  Officers as a Group .........        2,790,648(9)    224,316       3,014,964

Footnotes

1. No individual Director or nominee for Director or named officer beneficially owns 1% or more of AT&T's outstanding common shares, nor do the Directors and executive officers as a group.

2. Share units held in deferred compensation accounts.

3. Includes beneficial ownership of 749,080 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

4. Includes beneficial ownership of 251,234 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

5. Includes beneficial ownership of 40,850 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

6. Includes beneficial ownership of 50,098 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

7. Includes beneficial ownership of 128,399 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

8. Includes beneficial ownership of 328,558 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

9. Includes beneficial ownership of 2,447,582 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     The Company notes that two officers filed untimely reports on transactions in, or holdings of, AT&T Common Stock during, or with respect to, 1997 as follows: Daniel R. Hesse, one report regarding one transaction and Gail J. McGovern, one report regarding one transaction.

RATIFICATION OF APPOINTMENT OF AUDITORS
(Item 2 on Proxy Card)

     Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1998. Coopers & Lybrand has audited the Company's books for many years. Your Directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee.

     Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

     For the year 1997, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

                     ---------------------------------------

DIRECTORS' PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES (Item 3 on Proxy Card)

     The Board of Directors recommends an amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 6,000,000,000 having a par value of $1 per share ("Common Stock"). On January 1, 1998, 1,624,213,505 shares of Common Stock were issued and outstanding.

     The Company will use most of the remaining authorized but unissued shares of Common Stock for previously announced transactions or plans. At this time, the Company has no present plans, understandings, or agreements for the issuance or use of the proposed additional shares of Common Stock. Nevertheless, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue shares of Common Stock, without the expense and delay of a special shareholders' meeting, in connection with future opportunities for expanding the business through investments or acquisitions, possible stock splits or stock dividends, equity financings, management incentive and employee benefit plans, and sales to employee savings plans and the dividend reinvestment and stock purchase plan, and for other purposes.

     Authorized but unissued shares of the Company's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company's shareholders, except as otherwise required by applicable corporate law or stock exchange policies.

     The proposed amendment would not affect the authorized Preferred Stock. The Company's 100,000,000 authorized but unissued Preferred Stock having a par value of $1 per share may be issued with such rights, preferences, and limitations as the Board of Directors may determine from time to time. No shares of Preferred Stock are issued and outstanding.

     Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions which would make more difficult or costly, and less likely, a takeover of the Company. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Moreover, certain companies have issued rights to purchase their common stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the company's board of directors. The authorized but unissued shares of Common Stock and Preferred Stock would be available for use in connection with the issuance of such rights. The proposed amendment to the Company's Restated Certificate of Incorporation makes no change in authorized Preferred Stock and is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to shareholders any anti-takeover measures.

     The adoption of the proposed amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 2,000,000,000 shares to 6,000,000,000 shares will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. Your Directors recommend a vote FOR the adoption of the proposed amendment of the Company's Restated Certificate of Incorporation.

                     ---------------------------------------

SHAREHOLDER PROPOSALS

     AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful consideration. After discussion with Company representatives and clarification of the Company's position, many proposals are withdrawn.

     Proponents of four shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1216L2, Basking Ridge, New Jersey 07920-1002. The proposals and supporting statements are quoted below. The Board has concluded it cannot support these proposals for the reasons given.

Shareholder Proposal (Item 4 on Proxy Card)

John D. Borsos, Box 750, Matawan, NJ 07747, has submitted the following proposal:

"RESOLVED: That in order to give shareholders the information they need to vote on propositions and directors intelligently, that the Company provide a summary of each director's record on important matters. This would apply to the propositions on the current proxy statement, and also to important votes or decisions that were made since the last meeting, and that the shareholders have a right to know about. This might include election of top officials, executive compensation, bonus awards, stock option grants, acquisitions and divestitures, etc. Any information that is proprietary, or disclosure of which would put the company at a competitive disadvantage, would be omitted. A possible method would be to list the topics and indicate a director's record or intended stand on each item. Possible headings are "FOR", "UNDECIDED", and "AGAINST"."


Supporting Statement:

"The Company, with a reputation for quality products and services, should set an example of progressive management by making directors and officials amenable for their actions to both the shareholders and top officials, not just the latter.

"Shareholders should be able to influence some decisions before they are made, the course of action in regard to excesses, and the retention, transfer, demotion, or removal of people with poor records as to decisions, votes, actions, policies, and appointments that were not in the best interests of the company.

"At present the shareholders do not know a single thing about any director's stand or past record on any matter. Furthermore, all votes on all directors have always been "FOR", since the only other choice, "WITHHOLD", amounts to not voting. This puts selection and control of directors entirely in the hands of top management, leaving shareholders with no means to influence any decision, appointment, or policy.

"If you agree, please vote "FOR" this resolution."

                     ---------------------------------------

     Your Directors recommend a vote against the above proposal. AT&T believes that the additional individualized information required by this proposal would be of little value to the vast majority of AT&T shareholders who expect the Board to act in the best interests of the Company and its shareholders. Nominees for election as Directors are selected by the full Board on the recommendation of the Directors and Public Policy Committee, a majority of whose members are independent non-employee Directors. As described on page 6, the committee considers a variety of qualitative factors in selecting individuals of proven judgment and competence who are outstanding in their field.

     A summary of each Director's record could not effectively communicate or convey the many factors that go into a Director's decisions on the varied and complex matters coming before the Board. Many of the substantive matters, such as reviewing and monitoring corporate financial performance and approving critical strategic business plans and objectives, are developed through an extensive analysis and review process which requires substantial dialogue among Board members to reach a consensus. During these discussions, major refinements and improvements to proposed actions are made based upon the Directors' diverse experiences and perspectives. This consensus approach facilitates an effective working relationship with management which is unlikely to be fostered through a more adversarial, political process of the type suggested by this proposal. In addition, a summary of each Director's record would provide highly redundant information; namely, that a majority of the Directors supported the actions of the Company. Such a summary would substantially expand the size of the proxy statement and, as a result, be costly and burdensome to provide. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------

Shareholder Proposal (Item 5 on Proxy Card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:

"RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the third Wednesday of April, a date which A.T.T. had for several decades.

"REASONS: Recently the Annual Meeting was held on a date where other major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet."

"The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable."

"If you AGREE, please mark your proxy FOR this resolution."

                     ---------------------------------------

     Your Directors recommend a vote against the above proposal. Two years ago, the Board initiated a process to review the timing of the annual meeting. After analysis, it was determined that a May, rather than April, meeting facilitated both the conduct of Board matters and the careful preparation of materials for shareholders. For example, preparatory work for an April meeting had to be conducted under a very short and tight schedule for the compilation of the necessary year-end financials and other information needed for the printing of the Annual Report and Proxy Statement. A May meeting avoided this costly, compressed printing and distribution schedule for the Annual Report and Proxy Statement.

     The attendance level in 1997 at the first May meeting was the highest since 1989 and a May meeting appears to be convenient for many shareholders. It also allowed AT&T to change the meeting to a location close to a large concentration of AT&T shareholders at a cost-effective, easily accessible facility. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------

Shareholder Proposal (Item 6 on Proxy Card)

Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, has submitted the following proposal:

"Be it resolved that the stockowners recommend that the board amend the current policy on confidential stockowner voting:

  1. to include all votes whatsoever, and

  2. to be in a form that would require a majority vote of the stockowners to amend.

Supporting Statement:

"The purpose of confidential voting is to assure that nobody within the company has knowledge of how or whether any particular stockowner has voted. This is particularly important to avoid any undue pressure on controversial votes. Employees, agents, suppliers, banks, and others who are also stockowners may feel compromised if they knew that the board and management knew how they have voted.

"Confidentiality becomes particularly important whenever there are proposals for mergers, buyouts, takeovers, and so on, which may result in a change of management. In these days of megamergers, it's not inconceivable that AT&T may too become involved.

"AT&T has a voidable confidential voting policy. This means that it can be undone by the board at any time for any future vote. I think this should change, so that it is an airtight policy.

"If the board opposes this resolution, you need to ask yourself why it should be able to look over your shoulder at how you vote your shares at some future contest. At crucial moments for your best financial interests, you should be able to make up your own mind without any hesitation.

"Vote yes. It's your turn to assert your independence."

                     ---------------------------------------

     Your Directors recommend a vote against the above proposal. AT&T recognizes the importance of confidential voting to its shareholders and has a long-standing policy of confidential voting that applies to all matters brought to a vote by the shareholders. Proxies, ballots, and voting tabulations that identify specific shareholders are kept private by AT&T. Such documents are available for examination only by the inspectors of election and by certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as necessary to meet legal requirements, and AT&T's Directors and management cannot access individual shareholder ballots. AT&T's policy on confidential voting is detailed on page 2 of this proxy statement.

     AT&T's policy on confidential voting has been in effect without interruption since its adoption in 1986. This proposal relies on the supposition that the confidential voting policy, which the Board has no intention of changing, might be revoked capriciously by the Board in circumstances that are not in the best interest of the Company's shareholders. We believe that the vast majority of shareholders recognize that this proposal is unrelated to any present or proposed course of action by the Board and is entirely unnecessary.

     We fully intend to continue the Company's policy of confidential voting. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------

Shareholder Proposal (Item 7 on Proxy Card)

Bartlett C. Naylor, 1255 N. Buchanan, Arlington, VA 22205, has submitted the following proposal:

"Proposal: Shareholders urge that the board of directors adopt a policy that no future employment contracts (or amendments to existing contracts) will be entered into which provide for severance compensation or benefits amounting to more than $3 million, without specific shareholder approval in advance.

Supporting Statement:

"Recent outcry against excessive executive compensation has included criticism of companies which have awarded overly-generous severance packages. When Disney awarded Michael Ovitz $70 million in cash and options as severance for 16 months' service, for example, shareholders expressed outrage.

"At AT&T, the severance package for John Walter, who was hired in November 1996 and left in July 1997, was estimated at $26 million. Directors said that Walter lacked the "intellectual leadership" needed for that job, but as Time reports, "AT&T's board and brass are the ones whose intellectual wattage seems to be dimming. The company's stock price has been listless all year despite the bull market, as AT&T has stumbled from one misadventure to another."

"Granting shareholders the right to vote on severance packages beyond a certain threshold may help to restore shareholder confidence in AT&T's board of directors, and may reign in the directors from awarding excessive severance packages.

"For all of these reasons we urge you to vote FOR this proposal."

                     ---------------------------------------

     Your Directors recommend a vote against the above proposal. To attract and retain talented key executives, it is important that AT&T have the flexibility to design and execute employment agreements, including severance provisions, which address the unique circumstances of each situation.

     Because companies are providing key executives with significant incentives to remain in their employ, AT&T must be able to offer its own executives competitive employment packages and provide incentives to executives to move from companies where they are highly valued and compensated.

     Any competitive employment package must include a severance provision. The amount provided under this severance provision is based on market data and consideration of what the executive would forfeit by leaving his or her current employer. To limit what AT&T may offer as a severance payment would inhibit our ability to develop and negotiate agreements that address the competitive market, the Company's needs, and the individual nature of each situation. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------

     Approval of the preceding shareholder proposals would require a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

ADVANCE NOTICE PROCEDURES

     Under the Company's By-Laws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

     A copy of the full text of the By-Law provisions discussed above may be obtained by writing to AT&T's Office of the Corporate Secretary.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and must be received by November 26, 1998.

OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

     In the event that any matter not described herein may properly come before the meeting, or any adjournment thereof, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Employee Benefits Committee ("Committee") is composed of five independent non-employee Directors. The Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the Board (other than Directors who are employees) is responsible for setting and administering salaries and the annual bonus of the officers named in the Summary Compensation Table ("Named Officers") based upon recommendations of the Committee.

Compensation Philosophy

     The Company's programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to the short-term and long-term performance of the Company and the sustained performance of the individual. The Committee has developed executive compensation principles to provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance.

     Competitiveness: Total compensation for senior managers is targeted to produce pay consistent with the Company's performance compared against a group of direct competitors.

     Performance Contingency: The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the Named Officers, the variable pay ranges from 70%-80% of total target pay.

     Accountability to Stakeholders: Performance measures used in the Company's incentive programs support value creation for AT&T's three key stakeholders: shareholders, customers, and employees. In addition, beginning in 1998, all officers of the Company are expected to hold AT&T Stock valued at from one-to-five times their base salary.

     Balance Between Short-Term and Long-Term Performance: The compensation structure for senior managers emphasizes long-term performance results over short-term results at a ratio of approximately 2:1. Beginning in 1998, this ratio will increase to 3:1.

     Tax Effectiveness: Elements of compensation under the annual bonus and long-term incentive plans qualify for exemption from the annual limit on tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has a salary and incentive award deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

     The Company's executive compensation program consists of three key elements: (1) base salary; (2) short-term incentive, i.e., annual bonus; and (3) long-term incentives, i.e., performance shares, stock options, and restricted stock. The policies and the basis for determining executive compensation and specifically that of the former Chairman of the Board and CEO, Mr. Allen, are described below:

     (1) Base Salary

     The Committee determines the salary ranges for each of the executive officer positions based upon the scope, level, and strategic impact of the position, and on the pay levels of similarly positioned executive officers in comparable companies. Market data are provided through surveys conducted by external compensation consultants and presented to the Committee annually as part of the determination of the succeeding year's executive compensation structure. Annual salary adjustments recognize sustained individual performance by the executive with overall salary increase funding levels sensitive to both market movement and Company performance.

     Consistent with aligning compensation with shareholder interests and cost control, no salary increases will be made to executive officers or other senior managers of the Company in 1998.

     The Committee presents the salary recommendations for the Named Officers to the Board for approval. These salary recommendations are based on the executive's contribution to the Company, experience and expertise, and relative position against competitive market rates. There are no individual performance matrices or pre-established weightings given to each factor.

     (2) Annual Incentives

     The annual bonus for the Chairman and for the other Named Officers is (i) 0.4% of the Company's net cash provided by operating activities for the annual performance period, divided by the total number of Named Officers with respect to such period or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets applicable to bonuses to other executive officers.

     The annual bonus for other executive officers is based on the Company's financial and key nonfinancial results as measured against pre-set targets for
(i) Earnings Per Share; (ii) Expense-to-Revenue ratio; (iii) Customer Value Added ("CVA"), which measures the relative value that customers perceive when our services are compared with those of our competitors; and (iv) People Value Added ("PVA"), which measures employee views regarding leadership and contributions to the diversity of the Company. Targets for these measures were reviewed and approved by the Committee.

     (3) Long-Term Incentives: Performance Shares, Stock Options, and Restricted Stock

     Long-term incentives provide a mechanism for aligning the economic interests of executive officers with those of shareholders. Grants of stock options and performance shares are made annually under AT&T Long Term Incentive Programs. The size of these annual grants is based on competitive market grant levels for similar positions. Grants of restricted stock or restricted stock units are made only on a selective basis for purposes of retention or reward for outstanding performance.

     Performance Shares: Performance shares, which are awards of units equivalent in value to shares of AT&T Common Stock, are awarded annually in numbers based on surveys of competitive market grant levels for similar positions. Prior to 1997, payout of 0% to 150% of such performance shares was made in the form of cash and/or shares of AT&T Common Stock (with a required minimum of 50% in shares) at the end of a three-year performance period based on the Company's return to equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Internal Revenue Code, in the last year of a performance period, then the executive receives an "other stock unit award" payout in lieu of the performance share payout. The value of the payout to each such executive for the performance period is (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors that include targets for the Company's RTE established for performance shares for the three-year performance period.

     To address the transition period associated with the Company's restructure and the difficulty of setting long-term financial targets while the restructure was in progress, the Committee deemed the performance criteria for the 1994-1996 and the 1995-1997 performance cycles to have been met at the target level. The opportunity to earn a payout above 100% was eliminated, and all other terms and conditions of the award continue to apply. For the same reason, grants for the 1996-1998 cycle were issued in the form of three-year stock units. For Named Officers, the net cash provided by the operating activities formula and the Committee's authority to exercise negative discretion will continue to apply in determining the actual payout for the 1994-1996, 1995-1997, and 1996-1998 cycles. In 1997, the Company reinstituted a performance share program tied to three-year relative total shareholder return ("TSR") as measured against a peer group of competitors. TSR equals the sum of the appreciation in the price of AT&T Common Stock and dividends paid over the period.

     Stock Options: Stock options are granted annually to executive officers based on surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined annually by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T Common Stock on the day of grant and become exercisable after the expiration of a period of time, typically between one and six years, and continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of AT&T Common Stock occurs over a specified number of years.

     Restricted Stock: Restricted stock and restricted stock unit awards are granted occasionally to executive officers under AT&T Long Term Incentive Programs primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. With the exception of Mr. Armstrong, who received grants of restricted stock and restricted stock units in connection with his hire, no Named Officers were granted restricted stock or restricted stock units in 1997.

CEO Compensation

     During 1997, the Company's most highly compensated officer was Robert E. Allen, former Chairman of the Board and CEO. Mr. Allen's 1997 performance was reviewed by the Committee and discussed with the non-employee directors and Mr. Allen. The Committee's recommendations to the Board concerning the annual component (base salary and annual bonus) of Mr. Allen's compensation and their approval of his long-term component (performance shares and stock options) were based on the considerations discussed below.

     Base Salary: Mr. Allen's salary was reviewed in comparison with the salaries of CEOs of other Fortune 20 companies, industry competitors, and selected other large industrial companies during the Company's annual compensation survey and review process. The Committee considered these external survey data and Mr. Allen's contributions to the business in awarding him a 3% salary increase in March 1997.

     Annual Bonus: After determining the maximum award payable to Mr. Allen based on the Company's net cash provided by operating activities, the Committee exercised its discretion in determining the actual bonus payable based on achievement of pre-set performance targets related to 1) Earnings Per Share and
2) Expense-to-Revenue ratio, as well as performance against targets for PVA and CVA. The pre-set financial targets were exceeded, while performance on PVA and CVA came in below target.

     Recognizing that Mr. Allen served as CEO for less than the full year, the Company elected to award Mr. Allen a bonus significantly below his target award and less than his bonus award for the previous year. Mr. Allen's bonus award was $1,100,000.

     Long-Term Incentives: In addition, in January 1997 Mr. Allen received an option on 270,000 shares, and in February his 1994-1996 stock unit grant paid out at the target level.



                                                   The Compensation and Employee
                                                   Benefits Committee

                                                   Thomas H. Wyman, Chairman
                                                   Kenneth T. Derr
                                                   George M. C. Fisher
                                                   Donald F. McHenry
                                                   Michael I. Sovern

                        FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index, New Peer Group(1), and Old Peer Group(2). Due to the recent sale of Universal Card Services, the Company has created a New Peer Group that excludes financial services. The performance of the Old Peer Group is displayed here for comparative purposes as required by SEC Reg. S-K Item 402(I)(4), and will not be provided in the future.



                  S&P    New Peer   Old Peer
         AT&T     500     Group      Group
         ----     ---    --------   --------
1992     100      100      100        100
1993     105      110      122        122
1994     103      112      110        110
1995     136      153      155        156
1996     131      189      167        170
1997     201      251      228        232


-x- AT&T -[box]- S&P 500  -[triangle]- New Peer Group  -[bullet]- Old Peer Group

Explanation

The graph assumes $100 invested on December 31, 1992 in AT&T Common Stock, the S&P 500 Index, New Peer Group common stock, and Old Peer Group common stock with the reinvestment of all dividends, including the Company's distribution to shareholders of Lucent common stock on September 30, 1996 and NCR common stock on December 31, 1996(3). For the purpose of this chart, the Lucent and NCR distributions are treated as nontaxable cash dividends that would have been converted to additional AT&T shares at the close of business for Lucent on September 30, 1996 and at the close of business for NCR on December 31, 1996.

Footnotes

1. The New Peer Group is composed of the largest companies worldwide that compete against the Company in its industry segment of telecommunications services. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The New Peer Group is comprised of the 1997 S&P Telephone Index (Alltel Corporation; Ameritech Corporation; Bell Atlantic Corp.; BellSouth Corporation; Frontier Corporation; GTE Corporation; SBC Communications Inc.; and U.S. West Communications Group); British Telecom plc; Cable & Wireless plc; MCI Communications Corporation; Sprint Corporation; and WorldCom, Inc.

2. The Old Peer Group comprises the same companies as in the New Peer Group plus the MBNA Corp.

3. Data Source: S&P Compustat

                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation(2)
                                       ------------------------------------
                                                                   Other
                                                                   Annual
                                                                  Compen-
Named Officers and                                               sation(3)
Principal Position (1)           Year   Salary ($)   Bonus ($)      ($)
------------------------------- ------ ------------ ----------- -----------
C. Michael Armstrong            1997     291,667            0         0
 Chairman of the Board and      1996           0            0         0
 CEO                            1995           0            0         0

Robert E. Allen                 1997   1,222,000    1,100,000   952,944
 former Chairman of the         1996   1,186,333    1,250,000   785,521
 Board & CEO                    1995   1,153,000    1,524,400   581,079

John D. Zeglis                  1997     659,000      950,000   468,852
 President                      1996     538,500      544,000   328,595
                                1995     481,000      379,700   226,425

John C. Petrillo                1997     430,833      477,300   112,079
 Executive Vice President -     1996     400,834      349,800    77,034
 Corporate Strategy & New       1995     349,333      468,700    39,723
 Business Development

Gail J. McGovern                1997     404,167      492,200    71,660
 Executive Vice President -     1996     333,883      321,300    42,285
 Consumer Markets Division      1995     250,000      274,700    16,720

Frank Ianna                     1997     411,667      472,200    70,155
 Executive Vice President -     1996     318,816      225,700    49,155
 Network & Computing Services   1995     283,334      254,200    21,772

John R. Walter (9)              1997     528,125      633,750   436,038
 former President &             1996     182,812      250,800         0
 Chief Operating Officer        1995           0            0         0

                                            Long-Term Compensation(2)
                                   --------------------------------------------
                                             Awards (4)               Payouts
                                   ------------------------------- ------------
                                          Restricted        Number                  All Other
                                             Stock             of         LTIP        Compen-
Named Officers and                          Award(s) (5)      Options/   Payouts(7)    sation(8)
Principal Position (1)           Year           ($)           SARs (6)       ($)          ($)
------------------------------- ------  ------------------- ----------- ------------ ------------
C. Michael Armstrong            1997     14,927,568(a)      750,000             0         8,539
 Chairman of the Board and      1996              0               0             0             0
 CEO                            1995              0               0             0             0

Robert E. Allen                 1997              0         300,000     1,182,475        88,601
 former Chairman of the         1996              0               0     2,177,408        89,954
 Board & CEO                    1995              0       1,219,659     1,855,396       102,989

John D. Zeglis                  1997              0         136,000       320,409        41,260
 President                      1996      1,975,000(b)            0       373,825        42,094
                                1995      1,333,500(c)      390,121       341,248        43,702

John C. Petrillo                1997              0          78,000       248,410       898,777
 Executive Vice President -     1996              0               0       289,813        27,449
 Corporate Strategy & New       1995        761,600(c)      103,224       108,450        27,159
 Business Development

Gail J. McGovern                1997              0          78,000       121,657       847,702
 Executive Vice President -     1996              0               0        98,520        22,048
 Consumer Markets Division      1995        736,000(c)       86,908        83,344        24,167

Frank Ianna                     1997              0          78,000       121,657       847,376
 Executive Vice President -     1996              0               0       118,840        25,133
 Network & Computing Services   1995        736,000(c)       86,908       108,450        25,190

John R. Walter (9)              1997              0         270,000             0     3,665,703
 former President &             1996      3,825,000(b)      450,610             0    12,040,178
 Chief Operating Officer        1995              0               0             0             0

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer at year end, the former Chairman of the Board and Chief Executive Officer, and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1997, as measured by salary and bonus. Also includes the former President and Chief Operating Officer of the Company who ceased to be an executive officer of AT&T on July 16, 1997.

2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid with respect to long-term incentive compensation paid during the year, and (c) tax payment reimbursements. In 1997, for Mr. Walter, also includes $65,204 for the purchase, installation, and maintenance of security systems and business telephone systems for his residence.

4. All awards granted in 1995 and 1996 were granted with respect to AT&T Common Stock and then subsequently adjusted, depending on the grant date, for the impact of the spin-off of Lucent, NCR, or both to AT&T shareholders of common stock. In the case of restricted stock unit awards, the amounts shown represent the dollar value on the date originally granted. The amounts shown for stock options represent the number of shares of common stock resulting from the spin-off adjustments. These antidilution adjustments were intended to preserve the economic value of the options at the time of the spin-offs. In the case of the Lucent spin-off, the adjustment was calculated by multiplying the number of shares of AT&T Common Stock under the original award by a factor of 1.34777, and dividing the original exercise price by the same factor. A similar calculation was made at the time of the NCR spin-off, using a factor of 1.06026. For Messrs. Allen and Zeglis, a portion of the 1995 stock option grant was converted into a combination of adjusted AT&T options and SARs exercisable with respect to shares of Lucent and NCR common stock. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on the Company's shareholders. It was accorded to the named executive officers cited above by virtue of their membership on the Transition Steering Committee whose charter was to ensure the creation of three healthy independent companies as a result of the restructuring.

5. (a) On October 17, 1997, the Committee granted Mr. Armstrong an award of 105,330 restricted shares and 224,561 restricted stock units to replace grants from Hughes Electronics Corporation ("Hughes") which were forfeited upon his termination from Hughes. The value of these awards as of the original grant date is reflected in the table. The vesting schedule for these grants mirrors that applicable to the original grants from Hughes. 10,945 of the restricted shares vest May 1, 1998; 8,282 vest October 17, 1998; 19,072 vest January 1, 1999; 10,944 vest May 1, 1999; 8,282 vest October 17, 1999;
   18,294 vest January 1, 2000; and 10,943 vest May 1, 2000. The remaining restricted shares and all the restricted stock units vest October 17, 2000 or later. Dividends on the restricted shares and dividend equivalents on the restricted units are paid to Mr. Armstrong in cash.

   (b) On October 16, 1996, an award of 50,000 (53,013 after adjustment for the spin-off of NCR) restricted stock units was granted to Mr. Zeglis to acknowledge his contribution to the restructuring and transition of AT&T and to incent his continued employment with the Company. The value at the date of grant of these restricted stock units is reflected in the table. 50% of the units vest two years from the date of grant and the remaining 50% of the units vest four years from the date of grant. The grant carries stringent penalties for competition and other specified adverse activities. Dividends on such units are paid in cash to Mr. Zeglis.

   On October 23, 1996, an award of 75,000 (79,519 after adjustment for the spin-off of NCR) restricted stock units was granted to Mr. Walter in connection with his hire by AT&T. Dividend equivalents on these restricted stock units were paid in cash to Mr. Walter. In accordance with Mr. Walter's employment agreement, these units vested on his termination date of July 16, 1997.

   (c) On September 25, 1995, the Committee granted awards of restricted stock units to Messrs. Zeglis, Petrillo, and Ianna and Ms. McGovern as part of a special equity incentive retention program. The original and adjusted awards for the named executives were 21,000 (30,007), 11,900 (17,004), 11,500
   (16,432) and 11,500 (16,432) units, respectively. The value of such awards as of the original grant date is reflected in the table. These grants vest four years after the date of grant and carry stringent penalties for competition and other activities adverse to the Company. Dividend equivalents on such units are paid in cash to holders thereof.

   The aggregate number (and value) for each of the Named Officers at 12/31/97 for outstanding restricted stock and restricted stock unit awards was: Mr. Armstrong 329,891 ($20,205,824); Mr. Zeglis 83,020 ($5,084,975); Mr. Petrillo
   17,004 ($1,041,495); Ms. McGovern 16,432 ($1,006,460); and Mr. Ianna 16,432
   ($1,006,460).

6. For 1995, figures include the regular annual grant of options as well as a special grant made in connection with the Company's restructuring. The special grant becomes exercisable four years from the date of grant as long as the recipient is still in the employ of the Company and, for three-quarters of the grant, only to the extent that price targets of $48.9857, $53.1845 and $57.7332, respectively, have been met. If such price targets are not met, this portion of the grant becomes exercisable six years from the date of grant. Consistent with past practice for retiring senior officers, the provision in Mr. Allen's grant that would have caused the cancellation of the grant upon his termination of employment on February 28, 1998 has been removed by the Committee. No option grants were made to Messrs. Allen, Zeglis, Petrillo, or Ianna or Ms. McGovern in 1996.

7. Includes distribution in 1997 to Messrs. Allen and Zeglis of performance shares whose three-year performance period ended December 31, 1996. For Messrs. Petrillo and Ianna and Ms. McGovern, includes distribution in 1997 of stock units whose three-year performance criteria, in recognition of the Company's restructuring and the difficulty of setting long-term financial targets while the restructure was in progress, was deemed to have been met at the target level.

8. In 1997, includes (a) Company contributions to savings plans (Mr. Armstrong $0, Mr. Allen $6,000, Mr. Zeglis $6,000, Mr. Petrillo $6,000, Ms. McGovern $6,000, Mr. Ianna $6,000, and Mr. Walter $0); (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term insurance coverage) projected on an actuarial basis (Mr. Armstrong $8,539, Mr. Allen $41,281, Mr. Zeglis $19,950, Mr. Petrillo $12,927, Ms. McGovern $14,750, Mr. Ianna $6,772, and Mr. Walter $65,803); and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Armstrong, $0, Mr. Allen $41,320, Mr. Zeglis $15,310, Mr. Petrillo $9,850, Ms. McGovern $6,952, Mr. Ianna $6,604, and Mr. Walter $0). In addition, for Messrs. Petrillo and Ianna and Ms. McGovern, includes deposits into an individual non-qualified supplemental retirement deferral account in the amount of $870,000, $828,000 and $820,000, respectively. For Mr. Walter, includes $3,217,500 severance payable over a twelve-month period, $24,000 for a temporary secretary for Mr. Walter for a period of 120 days from his termination date, $50,000 reimbursement of financial counseling fees for the year ending July 16, 1998, and a $302,400 relocation allowance, all in accordance with the terms of his employment contract and separation agreement. In 1996, for Mr. Walter, includes a $5,000,000 cash hiring bonus and a $7,000,000 contribution to an individual non-qualified deferred account.

9. Mr. Walter was hired by the Company and became an executive officer of the Company in October 1996. He resigned from the Company July 16, 1997. The compensation disclosed for 1996 and 1997 relates only to partial years.

                   AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                ("SAR") EXERCISES IN 1997 AND YEAR-END VALUES(1)


                                                                           Number of           $ Value of
                                                                          Unexercised         In-the-Money
                                                                          Options/SARs        Options/SARs
                                                                        at Year End (4)      at Year End (4)
                                                                      -------------------   ----------------
                                     Number of
                                  Shares Acquired        $ Value          Exercisable/        Exercisable/
Name (2)                          on Exercise (3)     Realized (3)       Unexercisable        Unexercisable
------------------------------   -----------------   --------------   -------------------   ----------------
C. Michael Armstrong .........              0                   0                 0                     0
                                                                            750,000            12,539,025

Robert E. Allen ..............        109,010           3,640,489           913,482            29,287,506
                                                                          1,421,046            25,827,391

John D. Zeglis ...............              0                   0           308,627             9,364,883
                                                                            504,205             9,382,569

John C. Petrillo .............              0                   0            93,569             2,400,463
                                                                            174,283             3,454,741

Gail J. McGovern .............          8,387             116,069            19,850               500,901
                                                                            156,412             3,069,776

Frank Ianna ..................              0                   0            19,269               488,842
                                                                            156,412             3,120,151

John R. Walter ...............              0                   0           238,558             5,990,192
                                                                            482,052            11,248,811

Footnotes

1. As explained in Footnote 4 to the Summary Compensation Table, a portion of the outstanding stock options for Messrs. Allen and Zeglis were converted, in connection with the Company's restructuring, into a combination of adjusted AT&T options and SARs exercisable with respect to Lucent and/or NCR shares. Consistent with accounting principles governing such conversions, the adjusted options and SARs retain the same term and vesting provisions as the original options.

2. Includes Chairman of the Board and Chief Executive Officer at year end, the former Chairman of the Board and Chief Executive Officer, and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1997, as measured by salary and bonus. Also includes the former President and Chief Operating Officer of the Company who ceased to be an executive officer of AT&T on July 16, 1997.

3. For Mr. Allen, also includes the exercises of 39,592 Lucent SARs and 5,612 NCR SARs.

4. For Messrs. Allen and Zeglis, includes adjusted AT&T options and Lucent and NCR SARs.

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1997


                                                              Estimated Future Payouts
                                              Performance  Under Non-Stock Price-Based Plans
                                 Number of    Period Until ---------------------------------
                                Performance    Maturation   Threshold   Target    Maximum
           Name (1)                Shares      or Payout       (#)      (#)(2)      (#)
------------------------------ ------------- ------------- ----------- -------- ----------
C. Michael Armstrong .........          0      1997-1999           0        0         0

Robert E. Allen ..............     50,000      1997-1999      12,500   50,000   100,000

John D. Zeglis ...............     18,500      1997-1999       4,625   18,500    37,000

John C. Petrillo .............     10,400      1997-1999       2,600   10,400    20,800

Gail J. McGovern .............     10,400      1997-1999       2,600   10,400    20,800

Frank Ianna ..................     10,400      1997-1999       2,600   10,400    20,800

John R. Walter ...............     35,000      1997-1999       8,750   35,000    70,000

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer at year end, the former Chairman of the Board and Chief Executive Officer, and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1997, as measured by salary and bonus. Also includes the former President and Chief Operating Officer of the Company who ceased to be an executive officer of AT&T on July 16, 1997.

2. In January 1997, the Performance Share Awards listed in the table were awarded. If they remain named officers at the end of 1999, the value of the payout to Messrs. Zeglis, Petrillo, and Ianna and Ms. McGovern shall be (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of named officers receiving payouts for the period ending in 1999, or (ii) a lesser amount, based on factors, such as targets for the Company's earnings, return to equity, cash flow, and total shareholder return for the period. For Messrs. Allen and Walter, the value of the payout shall be determined by the total shareholder return of the Company's stock over the period versus that of a comparison group of peer companies.

                           OPTION/SAR GRANTS IN 1997


                                                         Individual Grants
                               ---------------------------------------------------------------------
                                  Number of                                                 Grant
                                 Securities     % of Total                                  Date
                                 Underlying    Options/SARs   Exercise or                  Present
                                Options/SARs    Granted to     Base Price   Expiration    Value(3)
            Name(1)              Granted(2)      Employees       ($/Sh)        Date          ($)
------------------------------ -------------- -------------- ------------- ------------ ------------
C. Michael Armstrong .........     750,000          2.06         44.5313   10/17/07     8,962,500

Robert E. Allen ..............     300,000          0.82         39.3125    1/31/07     3,288,000

John D. Zeglis ...............     116,000}                      39.3125    1/31/07     1,271,360
                                    20,000}         0.37         33.3125    4/15/07       190,400

John C. Petrillo .............      78,000          0.21         39.3125    1/31/07       854,880

Gail J. McGovern .............      78,000          0.21         39.3125    1/31/07       854,880

Frank Ianna ..................      52,000}                      39.3125    1/31/07       569,920
                                    26,000}         0.21         37.3750    6/18/07       265,720

John R. Walter ...............     270,000          0.74         39.3125    1/31/07     2,959,200

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer at year end, the former Chairman of the Board and Chief Executive Officer, and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1997, as measured by salary and bonus. Also includes the former President and Chief Operating Officer of the Company who ceased to be an executive officer of AT&T on July 16, 1997.

2. With the exception of the grant to Mr. Armstrong in connection with his hire, options become exercisable to the extent of one-third of the grant on the first, second, and third anniversaries of the grant date, respectively. Mr. Armstrong's grant becomes exercisable to the extent of one-third of the grant on the third, fourth, and fifth anniversaries of the grant date, respectively.

3. The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table, using a weighted average of assumption values for the grants shown in the table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 7 years, weighted average volatility of 21.9%, weighted average dividend yield of 2.56%, and weighted average interest rate of 6.21%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     AT&T entered into an employment agreement with Mr. Armstrong dated October 17, 1997. The agreement provided for an initial base salary of $1,400,000 per year. It also provided for a guaranteed annual incentive award for the 1998 performance year of no less than 100% of his then base salary, and for 1998 and 1999 performance shares/stock units granted under the AT&T 1997 Long Term Incentive Program ("1997 LTIP") with a guaranteed grant value equivalent to no less than 100% of his base salary at the time of grant. Mr. Armstrong will be eligible for annual stock option awards commencing in 1998 in accordance with the Committee-approved compensation structure for such years.

     To address certain forfeitures experienced when Mr. Armstrong left his previous employer, the Company will pay a premium of $2,050,000 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse. Such policy will, upon the death of the last surviving insured, provide insurance proceeds equal to the sum of the face amount of the policy and the policy's cash value. An amount equal to the policy face amount will be payable to Mr. Armstrong's beneficiaries or to a trust which may be established to own Mr. Armstrong's interest in such policy. The balance of the proceeds will be paid to the Company, and, from its share of the death benefit, the Company will pay a Company-paid death benefit to Mr. Armstrong's beneficiaries equal to the death benefit received by the Company minus the Company-paid premium. The face amount of such split-dollar survivorship insurance policy will be determined in accordance with the underwriting requirements of the insurance company providing such coverage based on the Company's premium payment of $2,050,000 and additional premium payments, if any, that Mr. Armstrong may become eligible for under any similar program adopted by the Company for its senior executives and in which Mr. Armstrong elects to participate.

     In accordance with his employment agreement, Mr. Armstrong was also granted AT&T Restricted Stock, AT&T Restricted Stock

Units, and AT&T Stock Options under the 1997 LTIP to replace the value of similar grants from his prior employer that were forfeited.

Details of these grants follow:

1. He was granted 105,330 shares of AT&T Restricted Stock which will vest as follows: 10,945 shares on May 1, 1998; 8,282 shares on October 17, 1998; 19,072 shares on January 1, 1999; 10,944 shares on May 1, 1999; 8,282 shares on October 17, 1999; 18,294 shares on January 1, 2000; 8,282 shares on October 17, 2000; 10,943 shares on May 1, 2000; 2,005 shares on May 1, 2001;
   and 8,281 shares on October 17, 2001.

2. Mr. Armstrong was also granted 224,561 AT&T Restricted Stock Units which vest on October 1, 2003, assuming continued employment, with a guarantee that, in the event the fair market value of the AT&T shares furnished to Mr. Armstrong on October 1, 2003 is less than $10,000,000, such shortfall will be made up in cash by the Company. In the event of (a) a Change in Control (as defined) on or before April 1, 2002 and a subsequent (within 3 years) Company-initiated termination for other than "cause" (as defined) or Constructive Termination Without Cause (as defined) or (b) Mr. Armstrong's death, special vesting rules apply.

3. Mr. Armstrong was granted an option to purchase, within ten years, 750,000 shares of AT&T Common Stock with a purchase price of $44.5313. Such option will vest as to one-third of the shares on October 17, 2000, one-third on October 17, 2001, and one-third on October 17, 2002 based on continued employment.

     As part of his employment agreement, the Company entered into a supplemental pension arrangement with Mr. Armstrong. Pursuant to such arrangement, Mr. Armstrong will be entitled to a benefit of 50% of Final Average Compensation (as defined in the employment agreement) commencing at his retirement at or after age 65. This benefit will vest 20% per year on each of the first five anniversaries of his hire, and will be payable in actuarially-reduced amounts for retirement and commencement prior to age 65. Pension benefits payable under this arrangement will be paid out of the

Company's operating income and will be offset by (1) all amounts actually received by Mr. Armstrong under any other Company qualified or non-qualified retirement plan or arrangement and (2) the greater of (a) $655,642 and (b) the actual pension benefits to be paid to Mr. Armstrong with respect to that year by his prior employers under their qualified and non-qualified defined benefit plans. In addition, Mr. Armstrong will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

     AT&T entered into an employment agreement with Mr. Walter dated October 23, 1996. The agreement provided for an initial base salary of $975,000 per year; a guaranteed annual incentive award of $1,170,000 for 1997 and guaranteed annual incentives of 120% of base salary for 1998 and 1999; and 1996 awards under the AT&T 1987 Long Term Incentive Program of 34,175 performance shares/stock units and an option to purchase, within ten years, 112,500 shares of AT&T Common Stock.

     The agreement with Mr. Walter also guaranteed stock option grants in 1997, 1998, and 1999 of no less than 200,000 options per year and annual performance shares/stock units grants during years 1997, 1998, and 1999 each with an average value of no less than $1,350,000 per year.

     The agreement also provided for an award to Mr. Walter of 34,175 performance shares/stock units that were payable in the first quarter of 1998; a $5,000,000 cash bonus; an option to purchase 112,500 shares of AT&T Common Stock; an award of 75,000 AT&T restricted stock units; and "premium" stock option awards with respect to 200,000 shares of AT&T Common Stock.

     Under the terms of Mr. Walter's employment agreement, on October 23, 1996, a deferred account was established with an initial balance of $7,000,000 with interest to be credited quarterly at a rate equal to one quarter of 120% of the Applicable Annual Federal Mid-Term Rate in effect for the last month of such quarter. The deferred account vests as follows: (1) after five years of employment or, (2) after the fifth anniversary of the agreement in the event of

Company-initiated termination for other than "cause" (as defined) or employee-initiated termination for "good reason" (as defined) prior to five years of Company employment, or (3) following death or Long Term Disability if prior to five years of employment.

     As part of his employment agreement, the Company also entered into a supplemental pension arrangement with Mr. Walter. Pursuant to such arrangement, if employment is terminated on or after the date on which he attains age 55 for any reason other than Company-initiated termination for "cause" (as defined), Mr. Walter will be entitled to immediate pension benefits based on the higher of
(1) a pension determined by his actual net credited service and calculated under the then-existing Company-qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which ranges from $69,444 for termination at age 55 or earlier to $125,000 for termination at age 65. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by Mr. Walter under any other Company-qualified or non-qualified retirement plan or arrangement and by the amount of any pension payable by his former employer. In addition, Mr. Walter will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

     In connection with his departure from AT&T, Mr. Walter's Employment Agreement provided for certain entitlements. Pursuant to Mr. Walter's Employment Agreement, all stock units, restricted stock units, and stock options granted on October 23, 1996 (other than premium options granted on such date) vested upon his termination from AT&T. Subject to the terms and conditions of the Employment Agreement and the relevant award and plan, the 1996-98 and 1995-97 stock units pay out following the end of the applicable performance cycle, and such stock options are exercisable for the full term thereof. The premium options, in accordance with the terms and conditions of the Employment Agreement and the relevant award and plan, continue to vest as if Mr. Walter were employed and, once vested, are exercisable for the term thereof. At his termination of employment, Mr. Walter's 1997-99 performance shares granted on January 1, 1997 and the 1997 stock options granted on January 31, 1997 continue to vest as if he were employed, with such performance shares paying out following the end of the applicable performance cycle and, once vested, such options being exercisable for the term thereof.

     Also in accordance with the provisions of Mr. Walter's Employment Agreement as they relate to his termination of employment, Mr. Walter is provided the following: 12 monthly payments each equal to one-twelfth of $3,217,500; a 1997 target annual incentive prorated for partial service in 1997; distribution of his Deferred Account after the fifth anniversary of his Employment Agreement; and payment of his special supplemental pension determined as if his age at termination were 55 with such pension commencing at his actual attainment of age
55. Entitlement to certain post-termination ancillary benefits includes continuation of two times base salary Senior Management Basic Life Insurance, one and one-half times salary Senior Management Individual Life Insurance, one times salary plus annual incentive death benefit , and entitlement to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers. In addition, the Company provided for payment for a temporary secretary for Mr. Walter for a period of 120 days from his termination date, will reimburse Mr. Walter for financial counseling fees during the one year period ending July 15, 1998 up to a maximum amount of $50,000, and will provide relocation assistance specified in his Employment Agreement in connection with purchase of his New Jersey home.

     In 1997, the Company adopted the Special Executive Severance Plan ("Severance Plan") for members of the Operations Team and certain other members of the Senior Management Team (a total of 10 executives). Under the Severance Plan, if covered executives (i) are terminated by the Company for other than "cause" (as defined in the Severance Plan) or (ii) self-initiate termination for "good reason" (as defined in the Severance Plan), they will be provided a severance payment equivalent to two times the sum of base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to 5 years with 5 annual payments and will be credited with interest based on the interest rate formula in effect for the Senior Management Incentive Award Deferral Plan on the Severance Plan effective date. In addition, covered executives who terminate under the terms of the Severance Plan will be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

PENSION PLANS

     The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including the Named Officers listed in the Summary Compensation Table. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.

     The AT&T Management Pension Plan was amended in 1997 to update the adjusted career average pay formula for computing pensions. Effective August 1, 1997, the adjusted career average pay formula is 1.6% of the average annual pay for the three years ending December 31, 1996 times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one. Only the basic salary is taken into account in the formula used to compute pension amounts for the Named Officers and other senior managers under the adjusted career average pay formula. No service or compensation after December 31, 1996 is used in calculating an employee's normal retirement benefit under the adjusted career average pay formula.

     Effective January 1, 1998, the AT&T Management Pension Plan was further amended to convert the plan to a cash balance design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with (a) a pay credit based on the participant's age and eligible pay for that year and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the adjusted career average pay formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial pay credit was made as of January 1, 1998 based on the participant's eligible pay for 1997, and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Only basic salary is considered eligible pay under the cash balance design for the Named Officers and other senior managers. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement. A participant's benefit under the Plan after conversion to the cash balance design will be no less than the benefit calculated under the career average pay formula as adjusted in 1997.

     Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

     The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Allen, Armstrong, Zeglis, Petrillo, Ianna, and Walter and Ms. McGovern and other senior managers are computed based on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to no less than the greater of the amounts computed under the Basic or Alternate Formulas which were amended in 1997 and are described on the following page:

     Basic Formula

     For the three-year period ending December 31, 1996, 1.6% of the average of the actual annual bonus awards times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one.

     Alternate Formula

     The excess of (a) 1.7% of the adjusted career average pay over (b) 0.8% of the covered compensation base times the lesser of (i) 105% of the number of years of service prior to January 1, 1997 or (ii) the number of years of service prior to January 1, 1997 plus one, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is the average annual compensation for the three-year period ending December 31, 1996 without regard to the limitations imposed by the Internal Revenue Code. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for Social Security Tax for each year beginning with 1961 and ending with 1996. In 1996, the covered compensation base was $27,600.

     No service or compensation after December 31, 1996 is used to calculate an employee's normal retirement benefit under the Basic or Alternate Formulas.

     Effective January 1, 1998, the AT&T Non-Qualified Pension Plan was further amended to convert the plan to a cash balance design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year, a participant's cash balance account is credited with (a) an award credit based on the participant's age and short-term award paid in that year and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the Basic Formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial award credit was made as of January 1, 1998 based on the participant's short-term award paid in 1997, and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement in the same manner as under the AT&T Management Pension Plan.

     Senior Managers, including Messrs. Armstrong, Zeglis, and Walter, and certain other management employees who are hired at age 35 or over, are covered by a supplemental AT&T Mid-Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan. The AT&T Mid-Career Pension Plan was amended in 1997 to provide that an eligible employee's pension credits shall be computed as if the employee had terminated employment as of December 31, 1996. In addition, the AT&T Mid-Career Pension Plan was amended to provide that liability with respect to senior managers actively employed on January 1, 1998 be transferred to the AT&T Non-Qualified Pension Plan and converted to cash balance as described above.

     Pension amounts under either the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for Social Security Benefits or other offset amounts. If Messrs. Armstrong, Zeglis, Petrillo, Ianna, and Ms. McGovern continue in the positions as previously stated and retire at the normal retirement age of 65, the estimated annual pension amount payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $399,300, $1,154,500, $932,300, $780,900, and $903,200, respectively. Mr. Allen's actual annual benefit at
retirement from the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan is $1,940,400. Amounts shown are straight life annuity amounts not reduced by a joint and survivorship provision that is available to these officers.

     In 1997, the Company began purchasing annuity contracts to satisfy its unfunded obligations to retired senior managers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any of the Named Officers, the pension payments for such officer will vary from that set forth above. In such instance there would be a tax gross-up payment to the officer, and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan. Receipt of the annuity is contingent on the signing of a two-year non-competition agreement which, should competitive activity occur within the two-year period, gives the Company the right to seek injunctive relief and to recapture any amounts already paid out under the annuity contract.

     In 1997, the Company entered into a supplemental pension arrangement with Mr. Zeglis. Pursuant to Mr. Zeglis's arrangement, if employment is terminated for any reason other than (i) Company-initiated termination for "cause" (as defined in the arrangement) or (ii) self-initiated termination prior to age 52 for other than "good reason" (as defined in the arrangement), he will be entitled to the supplemental pension. Under the supplemental pension arrangement, Mr. Zeglis is entitled to pension benefits determined under the then-existing Company-qualified and non-qualified pension formulas, using January 1, 1973 as a date of hire, and subject to a minimum amount. Pension benefits payable under this arrangement will be paid out of the Company's operating income and will be offset by all amounts actually received by Mr. Zeglis under any then-existing Company-qualified and/or non-qualified retirement plans. In addition, Mr. Zeglis will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers. Pursuant to the supplemental pension arrangement for Mr. Zeglis, if he continues in the position previously stated and retires at the normal retirement age of 65, the estimated annual supplemental pension amount, in addition to the pension payable under the AT&T Management Pension Plan and AT&T Non-Qualified Pension Plan described above, would be $139,500.

     In 1997, the Company also entered into a special individual non-qualified supplemental retirement arrangement with five executive officers including Messrs. Petrillo and Ianna and Ms. McGovern. Under this Agreement, on November 1, 1997, a deferred account ("Deferred Account") was credited with an initial balance of two times base pay. The Company will credit interest to the Deferred Account as of the end of each calendar quarter at a rate equal to one-quarter of the average 30-Year Treasury Bond Rate in effect for the last previous quarter. Pursuant to the arrangement, if (i) employment is terminated by the Company for any reason other than "cause" prior to the vesting date or (ii) employee self-initiates termination prior to the vesting date for "good reason" (as defined in the arrangement), he or she will be entitled to the Deferred Account. The vesting dates for the officers named above are Mr. Petrillo, the sixth anniversary of the "effective date" (as defined in the arrangement); Ms. McGovern, the seventh anniversary of the "effective date"; and Mr. Ianna, the sixth anniversary of the "effective date". The Deferred Account will be maintained as a bookkeeping account on the records of the Company and the named officers have no present ownership right or interest in the Deferred Account or in any assets of the Company with respect thereto.

     As part of their employment agreements as described above, the Company entered into supplemental pension arrangements with Mr. Armstrong and Mr. Walter. Pursuant to Mr. Armstrong's arrangement, if he continues in his position as previously stated and retires at the normal retirement age of 65, the estimated pension amount payable under the agreement, which supplements the annual pension amount payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan, would be $573,800.

     Upon Mr. Walter's termination of employment on July 16, 1997, he was not eligible for a benefit payable under the AT&T Management Pension Plan or the AT&T Non-Qualified Pension Plan described above. However, pursuant to his arrangement, he became eligible for an annual pension benefit of $833,328 per year beginning at his attainment of age 55, reduced by the pension payable by his former employer.

OTHER INFORMATION

     A Directors' and Officers' Liability policy was placed, effective July 1, 1997, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its Directors and Officers under New York law or under contract, and insures Directors and Officers when such indemnification is not provided by AT&T. The policy premium from July 1, 1997 through July 1, 1998 is $773,000.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $23,000 plus reimbursement of reasonable out-of-pocket expenses.

     The above notice and proxy statement are sent by order of the Board of Directors.



                                Marilyn J. Wasser
                                Vice President - Law and
                                Secretary


Dated: March 26, 1998

[AT&T Logo]

   32 Avenue of the Americas
   New York, NY 10013-2412

[Recycle Logo]

    Recycled
    Paper                                                     ATT-PS-98

[X] Please mark votes as in this example.

Directors recommend a vote "FOR" items 1, 2, and 3 and "AGAINST" items 4, 5, 6, and 7.

                                                  WITHHOLD
                                  FOR ALL         FROM ALL
                                  nominees        nominees
1. Election of
   Directors
   (page 7)                        [ ]               [ ]

       FOR ALL EXCEPT the following nominee(s):

       ________________________________________

                               FOR     AGAINST     ABSTAIN

2. Ratification
   of Auditors
   (page 13)                   [ ]       [ ]         [ ]

3. Increase Number
   of Authorized
   Common Shares
   (page 14)                   [ ]       [ ]         [ ]

4. Director's Voting
   Record (page 16)            [ ]       [ ]         [ ]

5. Annual Meeting Date
   (page 18)                   [ ]       [ ]         [ ]

6. Change Confidential
   Voting Policy
   (page 19)                   [ ]       [ ]         [ ]

7. Severance
   Compensation
   (page 21)                   [ ]       [ ]         [ ]


ANNUAL MEETING
Mark here if you plan to attend the
annual meeting.                              [ ]

ANNUAL REPORT
For multiple accounts only, mark here
to discontinue extra annual
report (page 3).                             [ ]

SPECIAL ATTENTION
Mark here if you have noted
comments on the reverse.                     [ ]

Signature(s):
             ____________________________________________________

                                   Date                     1998
                                        __________________,

Please sign this proxy as name(s) appear above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

                                                                     [AT&T LOGO]
PROXY
                                   AT&T Corp.
               32 Avenue of the Americas, New York, NY 10013-2412

                      This proxy is solicited on behalf of
          the Board of Directors for the Annual Meeting on May 20, 1998

The undersigned hereby appoints C.M. Armstrong, M.I. Sovern, and T.H. Wyman and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at the Meadowlands Exposition Center in Secaucus, New Jersey, at 9:30 a.m. on May 20, 1998, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. If no directions are given, the proxies will vote for the election of all listed nominees and in accord with the Directors' recommendations on the other subjects listed on the other side of the proxy card. In the event that any other matter may properly come before the meeting, or any adjournment thereof, the Proxy Committee is authorized, at their discretion, to vote the matter.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are: C.M. Armstrong, K.T. Derr, M.K. Eickhoff, W.Y. Elisha, G.M.C. Fisher, D.V. Fites, R.S. Larsen, D.F. McHenry, M.I. Sovern, T.H. Wyman, and J.D. Zeglis. Please sign on the other side and return promptly to AT&T, c/o Proxy Services, P.O. Box 9390, Boston, MA 02205-9968. If you do not sign and return a proxy card, vote by telephone or Internet, or attend the meeting and vote by ballot, your shares cannot be voted.

Comments:

________________________________________________________________________________


________________________________________________________________________________


________________________________________________________________________________

If you have written in the above space, please mark the "Special Attention" box on the other side of this card. Comments will be reviewed but not responded to on an individual basis. Instead, they will be addressed through various Company publications.